Exhibit 99.1

XERIUM TECHNOLOGIES ANNOUNCES OPERATIONAL REALIGNMENTS

IN ARGENTINA AND FRANCE

RALEIGH, NC, July 2, 2012 — Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today announced a voluntary redundancy program at its press felt facility in Buenos Aires, Argentina in connection with the relocation of its Huyck.Wangner press felt capacity and initiated consultation proceedings with its works’ council at its rolls cover facility in Meyzieu, France regarding a proposal to cease operations there. In Argentina, the production of press felts and fiber cement felts would be transferred to the Company’s facilities in Brazil and the roll cover production of its facility in France would be transferred to the Company’s rolls facilities in Germany and Italy. The actions are expected to be completed over the next several months.

Commenting on the action, Stephen R. Light, the Company’s Chairman, President and Chief Executive Officer said “Any action of this nature is taken only after much deliberation. This action helps align our rolls and press felt capacity with current and future market demands. With these actions, Xerium will maintain its leadership position in the global paper industry with state of the art facilities strategically located in North and South America, Europe and Asia.”

Although the final costs will not be known until the actions are complete, the Company estimates it will incur approximately $10.1 million in restructuring charges, including $2.8 million of non-cash impairment charges, beginning in the third quarter of 2012 through the planned completion of shutdown activities in the fourth quarter of 2012. The Company estimates it will make approximately $5.8 million in net cash payments related to various personnel, facility and capital expenditure costs associated with these plans, which are net of proceeds on the sale of certain assets. The Company estimates these actions will result in future annual pre-tax savings of $2.6 million.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE:XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper-clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 31 manufacturing facilities in 14 countries around the world, Xerium has approximately 3,400 employees.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements”, including those regarding employee reductions, restructuring expense, the timing of those actions, anticipated savings and cash payback. Forward-looking statements involve risks and uncertainties, both known and unknown, that may cause estimated employee reductions, restructuring expense and timing to differ and may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) our projected restructuring costs rely on assumptions about our ability to execute on our implementation plans, which may be inaccurate and our actual costs may increase or decrease; (2) local employment law may change and may materially increase the difficulty and/or costs of our restructuring plans; (3) our financial results could be adversely affected by fluctuations in interest rates and currency exchange rates, for instance a marked decline in the value of the Euro relative to the U.S. Dollar stemming from the European sovereign debt crisis; (4) a sustained downturn in the paper industry, compounded by uncertainty in global economic conditions, could adversely affect our revenues and profitability; (5) market improvement in our industry may occur more slowly than we anticipate, may stall or may not occur at all; (6) variations in demand for our products, including our new products, could negatively affect our revenues and profitability; (7) our manufacturing facilities may be required to quickly increase or decrease production, which could negatively affect our production facilities, customer order lead time, product quality, labor relations or gross margin; (8) our plans to develop and market new products, enhance operational efficiencies, and reduce costs may not be successful; and (9) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2011 filed on March 14, 2012 and our other SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Contacts

Xerium Technologies, Inc.

Clifford E. Pietrafitta, Executive Vice President and

CFO, 919-526-1444

IR@xerium.com

Source: Xerium Technologies, Inc.